Exhibit 21
SUBSIDIARIES OF THE REGISTRANT
S&T Bancorp, Inc., a Pennsylvania corporation, is a financial holding company. The table below sets forth all of our subsidiaries, except certain inactive subsidiaries, as to state or jurisdiction of organization.

Subsidiary	State or Jurisdiction of Organization

S&T Bank	Pennsylvania

9th Street Holdings, Inc.	Delaware

S&T Bancholdings, Inc.	Delaware

S&T Insurance Group, LLC	Pennsylvania

S&T Settlement Services, LLC	Pennsylvania

STBA Capital Trust I	Delaware

Commonwealth Trust Credit Life Insurance Company	Arizona

DNB Capital Trust II	Delaware

DN Acquisition Company, Inc.	Pennsylvania